FORM OF
                             STOCKHOLDERS AGREEMENT

         THIS STOCKHOLDERS AGREEMENT (this "Agreement") is executed as of this _____ day of March, 1998, by and among DOCTORS HEALTH, INC., a Delaware corporation ("DOCTORS HEALTH"), and the holders of Class A Common Stock, par value $.01 per share, of Doctors Health (the "Class A Common Stock") listed on EXHIBIT A (the "Class A Stockholders") and the holders of equity securities of Doctors Health listed on EXHIBIT B (the "Named Stockholders") (the Class A Stockholders and the Named Stockholders are sometimes hereinafter referred to individually as a "Stockholder" and collectively as the "Stockholders"). As used in this Agreement, the terms "Stockholder" and "Stockholders" shall include any successors, permitted assigns, permitted transferees (whether by sale, gift, or other disposition), heirs, and personal representatives of a Stockholder.

         WHEREAS, the Stockholders desire to maintain ownership and control of Doctors Health among themselves for the purposes of insuring continuity of management among themselves; and

         WHEREAS, the Stockholders and Doctors Health deem it in their best interests to impose certain restrictions and obligations on persons who become Class A Stockholders of Doctors Health pursuant to the exercise of options to purchase Class A Common Stock under the Amended and Restated Omnibus Stock Plan of Doctors Health, Inc. in order to effectuate the foregoing purposes.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

         1.       RECITALS; DEFINITIONS.

                  (a) RECITALS. The foregoing recitals are made a part of this Agreement.

                  (b) CERTAIN DEFINITIONS.

                  "CHANGE IN CONTROL" shall mean the earlier to occur of the following: (i) a liquidating distribution to Doctors Health's stockholders (or similar event); (ii) a contribution, consolidation or merger where Doctors Health is not the survivor; (iii) any sale, exchange or other disposition of all, or substantially all, of Doctors Health's assets; or (iv) any underwritten public offering of Doctors Health's securities at an aggregate market valuation of the Company of at least $150,000,000 with net proceeds to Doctors Health of at least $35,000,000 after deducting underwriting discounts and commissions and offering expenses (an "IPO").

                  "COMMON STOCK" shall mean the shares of Common Stock of Doctors Health, including the Class A Common Stock, the Class B Common Stock, and the Class C Common Stock of Doctors Health, Inc., all with par value of $.01 per share.

                  "DOCTORS HEALTH CERTIFICATE OF INCORPORATION" shall mean the Certificate of Incorporation of Doctors Health filed on October 10, 1997 with the State of Delaware.

                  "FAIR MARKET VALUE" shall mean fair market value of the Class A Common Stock of Doctors Health as determined by mutual agreement between Doctors Health and the Class A

Stockholder with respect to whose Class A Common Stock such determination is made hereunder or, if the parties are unable to agree, as determined by a nationally recognized independent investment banking firm selected by the mutual agreement of the Company and such Class A Stockholder.

                  (c) OTHER DEFINED TERMS. When used in this Agreement with its initial letter capitalized, a word that is not defined in this SECTION 1 shall have the meaning set forth elsewhere in this Agreement.

         2.       STOCK, WARRANTS AND OPTIONS COVERED; ADDITIONAL PARTIES.

                  (a) COVERED SECURITIES. Except as otherwise provided herein, all of the provisions of this Agreement shall apply to the shares of Stock now or hereafter held by the Class A Stockholders, and the term "Stock" shall include, the Stock and all other shares of capital stock and rights, including warrants and options, to acquire shares of capital stock and all other equity securities now owned or which may be issued hereafter to the Class A Stockholders in consequence of any additional issuance, purchase, exchange or reclassification of shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split, share dividend, or which are acquired by Stockholders in any other manner. For purposes of this Agreement, the term "Stock" shall include beneficial interests held by any beneficiary in any trust permitted to be a transferee hereunder.

                  (b) COORDINATION WITH SHAREHOLDERS' AND VOTING AGREEMENT. The parties acknowledge that the Named Stockholders have entered into and are subject to the terms and conditions of that certain Shareholders' and Voting Agreement with Doctors Health dated July 15, 1997 (the "Shareholders' and Voting Agreement"). The parties agree that the Named Stockholders have entered into this Agreement solely for the purpose of confirming and enforcing their respective rights under SECTIONS 5(B)(II), 8, 9, 15 AND 16 of this Agreement and nothing contained in this Agreement shall be construed as imposing any of the obligations or restrictions contained in this Agreement on the Named Stockholders.

         3.       GENERAL RESTRICTIONS ON TRANSFER.

                  (a) No purchase, sale, gift, endorsement, assignment, transfer, pledge, encumbrance or other disposition, whether voluntary, involuntary or by operation of law, including, without limitation, any transfer pursuant to a divorce decree, of any shares of Stock of any Class A Stockholder (each a "Transfer") shall be valid and binding except as provided in, and in accordance with, the terms and conditions of this Agreement. Any purported transfer by any Class A Stockholder of the Stock or issuance of capital stock by Doctors Health other than in accordance with this Agreement shall be null and void, and Doctors Health shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of the Stock pursuant to any such transfer. Any transferee of the Stock becoming the owner of the Stock in compliance with this Agreement shall thereafter be deemed a Class A Stockholder . The personal representative of a deceased Class A Stockholder shall automatically be subject to the terms and conditions of this Agreement.

                  (b) A Class A Stockholder may transfer any and all shares of Stock held during such Class A Stockholder 's lifetime to any custodian or trustee for the account of such Class A Stockholder or such Class A Stockholder 's Immediate Family, as hereafter defined. For purposes of this Agreement, Immediate Family shall mean such Class A Stockholder 's spouse, lineal descendant, father, mother, brother or sister


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



         4.       INVOLUNTARY TRANSFERS.

                  (a) EVENTS. For purposes of this SECTION 4, the occurrence of any of the following events shall constitute an "INVOLUNTARY TRANSFER": (i) if any portion of a Class A Stockholder 's Stock is attached or taken in execution, or (ii) if a Class A Stockholder applies for the benefit of, or files a case under, any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors, or (iii) if a case or proceeding is brought against a Class A Stockholder under any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within sixty (60) days after the commencement thereof, or (iv) if a Class A Stockholder makes an assignment for the benefit of creditors, or (v) if any portion of a Class A Stockholder 's Stock is made subject to a charging order. If any Class A Stockholder has actual knowledge of an Involuntary Transfer of his or its Stock, such Class A Stockholder shall give written notice to such effect to Doctors Health, and the giving of such written notice shall constitute the occurrence of such event for purpose of the time period set forth in this SECTION 4.

                  (b) PROCEDURES. In the event of any Involuntary Transfer, any such transferee shall not be deemed a Class A Stockholder unless such transferee agrees to be subject to the terms of this Stockholder's Agreement; and any Class A Stockholder who is subject to an Involuntary Transfer shall use his best efforts to cause any such transferee (the "Involuntary Transferee") to comply with the procedures set forth in SECTION 5. The Remaining Stockholders (as defined in SECTION 5(B)(II) below) and Doctors Health shall have the option to purchase the Stock subject to an Involuntary Transfer in accordance with the procedures set forth in SECTION 5(b). The purchase price of the Stock in the circumstance of an Involuntary Transfer shall be determined in accordance with the provisions of SECTION 6 hereof.

         5.       VOLUNTARY TRANSFERS OF STOCK.

                  (a) STOCK RESTRICTED. Each Class A Stockholder agrees that, during his lifetime or its corporate existence or otherwise, he or it will not sell, transfer, exchange, assign or otherwise dispose of (by sale, gift, or otherwise), or mortgage, hypothecate, lien, pledge, encumber or otherwise cause a security interest to be created in any of his or its Stock, except upon satisfaction of the conditions set forth in this SECTION 5 and SECTION 4 above.

                  (b)      VOLUNTARY TRANSFERS BY THE HOLDERS OF CLASS A COMMON
STOCK.

                           (i)  OPTION OF  DOCTORS  HEALTH.  Each Class A
Stockholder shall have the right to receive a bona fide offer to purchase (which it is willing to accept) (a "CLASS A COMMON OFFER") from any independent third person capable of consummating such a sale of all, but not less than all, of its Class A Common Stock (the "CLASS A COMMON OFFERED STOCK"). Before accepting a Class A Common Offer, the Class A Stockholder shall first offer in writing (the "CLASS A COMMON STOCKHOLDER'S OFFER") to sell the Class A Common Offered Stock to Doctors Health at the price and on the terms on which such transferring Class A Common Stockholder proposes to transfer the Class A Common Offered Stock to the proposed third party transferee. The Class A Common Stockholder's Offer shall set forth (A) the number of shares of the Class A Common Offered Stock, (B) the name and address of the proposed transferee, (C) the amount of consideration to be received by the transferring Class A Stockholder, and (D) the method of proposed payment. A copy of the Class A Common Stockholder's Offer shall simultaneously also be sent to the Remaining Stockholders.

                  Doctors Health shall have the right to exercise its option to purchase the Class A Common Offered Stock, for a period of thirty (30) days following its receipt of the Class A Stockholder's Offer, by notifying such holder of Class A Common Stock in writing of its intention to purchase at closing all or any shares of the Class A Common Offered Stock.

                           (ii) OPTION OF REMAINING  STOCKHOLDERS.  If Doctors
Health does not accept the Class A Common Stockholder's Offer to purchase all of the shares of Class A Common Offered Stock within the period of thirty (30) days provided above in SECTION 5(B)(I), then the holders of Class A Common Stock, immediately thereafter, shall be deemed to have made an offer (the "FINAL CLASS A COMMON STOCK OFFER") to sell all of the remaining shares of the Class A Common Offered Stock (the "REMAINING CLASS A COMMON OFFERED STOCK") to the non-transferring Class A Stockholders and the Named Stockholders (the "Remaining Stockholders") at the price and upon the terms provided in the Class A Common Stockholder's Offer. The Remaining Stockholders shall have the option, for a period of thirty (30) days after the earlier to occur of (i) expiration of the thirty (30) day period provided in SECTION 5(B)(I), or (ii) notification by Doctors Health to the Remaining Stockholders that Doctors Health has elected to purchase less than all of the shares of Class A Common Offered Stock as provided in SECTION 5(B)(I), to purchase all of the Remaining Class A Common Offered Stock, upon written notification to such Class A Stockholder, at the price and upon the terms provided in the Class A Common Stockholder's Offer.

                  If more than one Remaining Stockholder desires to purchase the Remaining Class A Common Offered Stock, such Remaining Class A Common Offered Stock shall be purchased by them in such proportions as they may agree. In the absence of agreement, each of the Remaining Stockholders desiring to purchase the Remaining Class A Common Offered Stock shall be entitled to purchase up to that number of shares of Remaining Class A Common Offered Stock which is equal to the product of (A) the quotient obtained by dividing (1) the number of shares of Common Stock held by such Remaining Stockholder (treating all securities or indebtedness of Doctors Health convertible into shares of Doctors Health Common Stock (the "Common Stock Equivalents") held by such Remaining Stockholder as fully exercised, converted and exchanged) by (2) the aggregate number of shares of Common Stock treating all Common Stock Equivalents held by all the Remaining Stockholders as fully exercised, converted and exchanged) held by all of the Remaining Stockholders multiplied by (B) the number of shares of Remaining Class A Common Offered Stock. The Remaining Stockholders shall have the right to exercise their respective options to purchase the Class A Common Offered Stock, for a period of thirty (30) days following their receipt of the Class A Common Stockholder's Offer, by notifying the Class A Common Stockholder in writing of their respective intentions to purchase at closing for the purchase of all or any shares of the Class A Common Offered Stock.

                           (iii) TRANSFERS TO THIRD PARTIES. If (A) the holder
of Class A Common Stock elects to transfer all of its shares of Class A Common Stock; (B) the holder of Class A Common Stock strictly complies with the provisions of SECTIONS 5(B)(I) AND (II); (C) the Remaining Stockholders and Doctors Health elect to purchase, in the aggregate, less than all of the shares of Class A Common Offered Stock; and (D) the holder of Class A Common Stock complies with the terms of this SECTION 5(B), then all of the unpurchased shares of Class A Common Offered Stock may be sold by the holder of Class A Common Stock to the third party named in the Class A Common Stockholder's Offer within a period of thirty (30) days after the expiration of the thirty (30) day period provided in SECTION 5(B)(II). Such Class A Common Offered Stock may be transferred to the third party named in the Class A Common Stockholder's Offer; provided that (X) such shares are sold at the price and on the terms set forth in the Class A Common Stockholder's Offer; (Y) the shares so transferred shall remain subject to all of the provisions of this Agreement; and (Z) the third party transferee shall execute an instrument acceptable to counsel for Doctors Health, pursuant to which such third party becomes a party to this Agreement and agrees to be bound by all of the provisions and terms or conditions hereof.

         6. PURCHASE PRICE OF STOCK FOR PURPOSES OF INVOLUNTARY TRANSFERS. The purchase price for any Involuntary Transfers shall be the Fair Market Value of the Class A Common Stock.


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


         7. PAYMENT OF PURCHASE PRICE. The payment of any purchase price for Stock transferred pursuant to SECTION 4 hereof may be made on such terms as are agreed upon by the parties.

         8. VOTING BY CLASS A STOCKHOLDERS; HOLDBACK AGREEMENT.

                  (a) SALE OF CLASS A STOCKHOLDER'S STOCK. If any vote, consent, determination or other action is required or permitted to be made by the Class A Stockholders and/or by Doctors Health pursuant to the terms of this Agreement in order to authorize and permit Doctors Health to exercise any of its rights hereunder, any Class A Stockholder who would, upon exercise of said rights by Doctors Health, thereby become obligated to sell his Stock, shall cast his vote and otherwise act, (i) as a Class A Stockholder, by voting his stock in the same manner as do the holders of a majority of shares of Stock other than his own, and, (ii) as a director, by voting in the same manner as do a majority of the directors other than himself. A Class A Stockholder who becomes obligated to sell his shares of Stock hereunder shall execute such instruments as may be necessary or appropriate to effect any action required or permitted to be taken by the Class A Stockholders and the directors of Doctors Health pursuant to the terms of this Agreement.

                  (b) CLASS A DIRECTORS. Each Class A Stockholder who is an employee of Doctors Health and a party to this Agreement hereby agrees (i) to vote his shares of Stock to elect Stewart Gold, Alan Kimmel, and Scott Rifkin, as three of Doctors Health's Class A Common Stock Directors for as long as such Class A Common Stockholder is an employee of Doctors Health, and (ii) if then serving as a Class A Common Stock Director, to offer to resign as a director immediately upon termination of his employment with Doctors Health; provided, however, that the provisions of SECTION 8(B)(II) hereof shall not apply to Stewart Gold, Alan Kimmel and Scott Rifkin.

                  (c) ISSUANCE OF ADDITIONAL SHARES OF STOCK. Each Class A Stockholder agrees (i) to vote his or its shares of Stock, (ii) to use commercially reasonable best efforts to cause his or its affiliates to vote their shares of Stock, and (iii) if serving as a Director of Doctors Health, to vote as a Director, to cause Doctors Health to issue additional shares of stock to the Persons and in the amounts as are necessary:

                           (1) to comply with the  provisions  of a public
offering of Doctors Health common stock (the "Common Stock") pursuant to a registration statement filed with the Securities and Exchange Commission;

                           (2) to fund or comply with the provisions of a stock
option plan, restricted option plan, employee stock purchase plan, stock bonus plan or other employee stock plan or benefit approved and implemented by the Board for the benefit of officers, directors or employees of Doctors Health, provided that the aggregate numbers of shares issued in respect of all such plans shall not exceed ten percent (10%) of the fully diluted capital stock of Doctors Health calculated as of the time of the issuance and after giving effect thereto;

                           (3) upon exercise of any warrant or similar stock
purchase right or conversion of any convertible securities;

                           (4) for the  acquisition  of  another  corporation
by Doctors Health by merger, purchase of substantially all of the assets of such corporation or other reorganization resulting in the ownership by Doctors Health of not less than fifty percent (50%) of the voting power of such corporation; and/or

                           (5) as a result of a stock split, stock dividend or
reclassification of shares of Common Stock distributable on a pro rata basis to all holders of Common Stock, with respect to any shares of Stock which have been repurchased by Doctors Health and are being resold.

                  (d) HOLDBACK AGREEMENT. Each Class A Stockholder agrees that, to the extent he or she is at that time an employee of Doctors Health and is requested in writing by a managing underwriter of an IPO or an underwritten public offering effected by Doctors Health within three years after an IPO, it will not transfer any Stock or any other equity security of Doctors Health or any security convertible into or exchangeable or exercisable for any equity security of Doctors Health other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter.

         9.       COOPERATION WITH CERTAIN TRANSFERS.

                  (a) GENERAL. The Beacon Group III-Focus Value Fund, L.P. ("Beacon") is the holder of Series D Preferred Stock of Doctors Health. Beacon and Doctors Health have determined that it is in the best interest of Doctors Health and all of its stockholders to require cooperation of the Class A Stockholders with certain transfers of the securities of Doctors Health

                  (b) COOPERATION. If Beacon, as long as it holds at least (i) 51% or more of the number of shares of Series D Preferred Stock purchased by Beacon pursuant to the Preferred Stock Purchase Agreement among Doctors Health, Beacon and certain other parties thereto dated July 15, 1997 or (ii) 5% or more of the shares of Common Stock of the Doctors Health (the "Transfer Initiator"), determines to Transfer or exchange (in a business combination or otherwise) in one or a series of bona fide arms-length transactions (collectively, the "Transfer Transaction") to an unrelated and unaffiliated third party all of the shares of Common Stock of Doctors Health and any securities convertible into, or exchangeable or exercisable for, shares of Common Stock, including, without limitation, shares of the Preferred Stock of Doctors Health and the Common Stock issuable upon conversion thereof (the "Converted Stock"), in each case, whether owned on the date hereof or acquired hereafter by the Transfer Initiator, then upon 30 days written notice from the Transfer Initiator to the Class A Stockholder that shall include reasonable details of the proposed transaction, including the proposed time and place of closing and the consideration to be received by the Class A Stockholder, each of the Class A Stockholders shall be obligated to, and shall sell, Transfer and deliver or cause to be sold, transferred and delivered, to such third party, all of his Stock in the same transaction at the closing thereof (and will deliver certificates for all of his Stock at the closing, free and clear of all liens, claims, or encumbrances), and such Class A Stockholder shall receive the same consideration per share of Stock upon consummation of such transaction as is received by the Transfer Initiator per share of Converted Stock. The provisions of this SECTION 9(B) shall not apply to (i) any Transfer prior to July 15, 1999, (ii) any Transfer pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or (iii) any Transfer by the Transfer Initiator to an affiliate of the Transfer Initiator.

         10. SPECIFIC PERFORMANCE. Because the shares of Stock cannot be readily purchased or sold in the open market, irreparable damage would result in the event this Agreement is not specifically enforced. Therefore, the rights to, or obligations of, any party shall be enforceable in a court by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Notwithstanding any other provision of this Agreement, including, without limitation, the provisions of this SECTION 10, holders of Preferred Stock shall have no obligation to vote for any matter which requires the consent of such Class A Stockholders or of the directors of Doctors Health elected by them under the Doctors Health Certificate of Incorporation.

         11. SEVERABILITY. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but the parties shall in good faith negotiate a modification to the agreement that preserves the essence of the agreement of the parties contained herein with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to a revision having an effect as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and unenforceable.

         12. ENDORSEMENT OF CERTIFICATE. Upon the execution of this Agreement, each certificate of Stock of Doctors Health now registered in the name of a Class A Stockholder and subject hereto shall be endorsed by the Secretary of Doctors Health as follows:

                  "This certificate is transferable only upon compliance with the provisions of a Stockholders Agreement dated March __, 1998, by and among Doctors Health, Inc. and certain of its stockholders, a copy of which is on file in the office of the Secretary of Doctors Health and is available upon request of any stockholder without charge."

                  All certificates for any shares of Stock hereinafter issued to Class A Stockholders shall bear the same endorsement, and this Agreement shall cover all such stock.

         13. TERM. Anything contained herein to the contrary notwithstanding, this Agreement shall terminate, and all rights and obligations shall cease upon the occurrence of any of the following events:

                  (i) The written agreement of each of the then parties hereto; or

                  (ii)  The cessation of Doctors Health's business; or

                  (iii) The bankruptcy, liquidation, receivership, or dissolution of, or assignment for the benefit of creditors by, Doctors Health; or

                  (iv) Any Change in Control of Doctors Health; provided, however, that the provisions of SECTION 8(D).of this Agreement shall survive termination of this Agreement pursuant to SECTION 13(IV) hereof.

         14. NOTICES. All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to a Stockholder, as may be required, at their addresses on Doctors Health records, and to Doctors Health at Doctors Health's principal place of business. Any party hereto may change his or its address for notice by giving notice thereof in the manner hereinabove provided.

         15. AMENDMENT. Any term or condition set forth in this Agreement may be amended, modified or altered, and additional terms and conditions may be incorporated into this Agreement only with the express written consent of all of Doctors Health and the Stockholders. All of such amendments, modifications, alterations or additions shall be effective as of the date of such unanimous consent, shall be in writing, and shall be provided to each of the parties hereto.

         16. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, assigns, and personal representatives of the parties hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law. In case any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of this Agreement shall in any way be affected thereby. Each of the Class A Stockholders agree that he will consent to and approve any amendments of the Doctors Health Certificate of Incorporation or by-laws of Doctors Health which may be necessary or advisable in order to conform any of the provisions of this Agreement or any amendments hereto to the applicable laws of the State of Delaware as now or hereafter enacted. Each Class A Stockholder agrees to vote his shares of Stock in Doctors Health and to execute and deliver such documents as may be necessary in order to implement the provisions of the preceding sentence. Nothing set forth or referred to herein expressed or implied is intended or shall be construed to convey upon or give to any person other than the parties and their successors or permitted assigns, any rights or remedies under or by reasons of this Agreement.

         17. INTERPRETATION. The parties and their respective legal counsel and accountants actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereof, no provision in this Agreement shall be construed unfavorable against any of the parties on the ground that it or its counsel was the drafter thereof.

         18. ADDITIONAL CLASS A STOCKHOLDERS. The parties agree that this Agreement may be amended for the purpose of subjecting additional holders of Class A Common Stock upon exercise of options under the Amended and Restated Omnibus Stock Plan to this Agreement without requiring the parties hereto to execute such amendment.

         IN WITNESS WHEREOF, the parties have executed and delivered this Stockholders Agreement as an instrument under seal as of the date first above written.

WITNESS/ATTEST:                           DOCTORS HEALTH, INC.

                                          By:                           (SEAL)
------------------------                      --------------------------
                                              Stewart B. Gold, President


                                          STOCKHOLDERS:
                                                                        (SEAL)
------------------------                  ------------------------------
                                          Theresa A. Spoleti


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



Stewart B. Gold, Scott Rifkin, Alan Kimmel, Medical Holdings Limited Partnership, St. Joseph Medical Center, Inc., UniversityCare, LLC, Genesis Health Ventures, Inc. and The Beacon Group III - Focus Value Fund, L.P. enter into the foregoing Agreement solely for the purpose of enforcing their rights under SECTIONS 5(B)(II), 8, 9, 15, AND 16 of this Agreement.


___________________________           _______________________(SEAL)
                                      Stewart B. Gold

___________________________           _______________________(SEAL)
                                      Scott Rifkin

___________________________           _______________________(SEAL)
                                      Alan Kimmel

                                      MEDICAL HOLDINGS LIMITED PARTNERSHIP

                                      By: BMGGP, INC., its General Partner

___________________________           By: _______________________(SEAL)
                                          Scott Rifkin, President

                                      ST. JOSEPH MEDICAL CENTER, INC.

___________________________           By: _______________________(SEAL)

                                      UNIVERSITY CARE, LLC.

___________________________           By: _______________________(SEAL)

                                      GENESIS HEALTH VENTURES, INC.

___________________________           By: _______________________(SEAL)

                                      THE BEACON GROUP III -
                                        FOCUS VALUE FUND, L.P.

                                      By:  Beacon Focus Value Investors, L.L.C.
                                      By:  Focus Value, GP, Inc.

___________________________           By:  _______________________(SEAL)

                                    EXHIBIT A

                              CLASS A STOCKHOLDERS
                             (AS OF MARCH 10, 1998)

                                     SHARES                EMPLOYEE STOCK
       NAME                        OUTSTANDING                 OPTIONS
       ----                        -----------                 -------

Theresa A. Spoleti                   40,000                     40,000




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



                                    EXHIBIT B

                               NAMED STOCKHOLDERS
                             (AS OF MARCH 10, 1998)

                                         SHARES               EMPLOYEE STOCK
       NAME                           OUTSTANDING                 OPTIONS
       ----                           -----------                 -------

Stewart B. Gold                        1,200,000                  800,000
Scott Rifkin                             200,000                  400,000
Alan Kimmel                              200,000                  300,000
St. Joseph Medical Center, Inc.        1,000,000                        0
UniversityCare, LLC                      438,068                        0
Genesis Health Ventures, Inc.            571,428                        0
The Beacon Group III - Focus Value     2,075,693                        0
  Fund, L.P.
Medical Holdings Limited Partnership   4,400,000                        0


                                       11